Philip Talamo, Investor Relations 212.969.2383 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 pr@alliancebernstein.com

News Release

AllianceBernstein Holding L.P. Announces Fourth Quarter Diluted Net Income of $1.48 per Unit and Declares a $1.48 per Unit Cash Distribution

New York, NY, January 24, 2007 - AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) and AllianceBernstein L.P. (“AllianceBernstein”) today reported financial and operating results for the quarter and full year ended December 31, 2006.

AllianceBernstein Holding (The Publicly Traded Partnership):

•
Diluted net income per Unit for the quarter ended December 31, 2006 was $1.48, an increase of 45.1% from $1.02 for the same period in 2005. Diluted net income per Unit for full year 2006 was $4.02, up from $3.02 in 2005.

•
Distribution per Unit for the fourth quarter of 2006 will be $1.48, an increase of 45.1% from $1.02 for the same period in 2005. The distribution is payable on February 15, 2007 to holders of AllianceBernstein Holding Units at the close of business on February 5, 2007. Total distributions per Unit for full year 2006 will be $4.02, up from $3.00 for full year 2005.

AllianceBernstein (The Operating Partnership):

•	Assets Under Management (AUM) at December 31, 2006 were $716.9 billion, a 23.9% increase from a year ago, due to market appreciation and net inflows across all distribution channels.

•
Net inflows for the three months ended December 31, 2006 were $10.6 billion, consisting of Institutional Investments net inflows of $6.3 billion, Retail net inflows of $2.3 billion and Private Client net inflows of $2.0 billion.

•
Net inflows (1) for the twelve months ended December 31, 2006 were $47.8 billion, consisting of Institutional Investments net inflows of $27.2 billion, Retail net inflows of $12.2 billion and Private Client net inflows of $8.4 billion.

____________________

(1)	Excludes acquisition of Hong Kong joint venture interest, and transfers of certain client accounts among distribution channels resulting from changes in how these accounts are serviced by the firm.

“On the most important metric, investment results for our clients, 2006 was a mixed year. Returns in value equity services were extremely strong, with most non-U.S. and global value services exceeding benchmarks by substantial margins. Fixed income returns were far lower in absolute terms but were, in general, above benchmarks as well, in some cases substantially. Growth services were the exception, the relative performance of which was weak, especially in the U.S. The headwinds faced by this style of equity management continued to blow strongly throughout the year, adversely affecting the returns in our growth services. The gap in valuation between growth and value equities has now declined to a level that suggests continued pressure on growth performance is nearing an end. We believe that our growth services are positioned to benefit from this changing condition,” said Lewis Sanders, Chairman and Chief Executive Officer.

“The company’s organic growth rate was strong in the fourth quarter and for all 2006. Net asset inflows for the year totaled $47.8 billion, an 8.3% annual rate. All client groups contributed to this growth, with flows in our U.S. retail mutual fund and managed account business showing the most improvement compared with 2005.

“Assets under management in global and international services grew by 50% for the full year and accounted for 54% of AUM at year end 2006. Growth in AUM for non-U.S. clients remained very strong as well, at 44% for the full year, driving non-U.S. client share of total AUM to 36% by year’s end.

“Revenue in our institutional research services grew modestly in the fourth quarter, resulting in a full year increase of 6%. However, after adjusting for the reclassification from investment advisory fees to institutional research services of transaction charges associated with investment management clients, which declined significantly from 2005 levels, the increase in revenue was approximately 16%. Market share improved as a function of continued strong growth in algorithmic trading volumes in the U.S. and increased client acceptance of our research services domestically and in our London-based operations.

“Financial results for the operating partnership overall were strong in 2006, with revenue rising by 23.0%, net earnings rising by 33.9%, and operating margins expanding by 290 basis points to 30.9%. Fourth quarter earnings grew by 45.4%, exceeding expectations, a function primarily of very strong performance-related fees, reflecting excellent results for our clients and strong growth in assets under management subject to such fees.

www.alliancebernstein.com	2 of 9

“We recently discovered a clerical error made while processing claims for class-action settlement proceeds on behalf of certain of our clients, including some AllianceBernstein-sponsored mutual funds. Based on preliminary data, we believe the cost of this error could be on the order of $0.15 per Unit, most of which we anticipate will be recovered from residual settlement proceeds and/or insurance. As more complete information on the cost of this error becomes available, permitting us to establish a reserve, an adjustment to fourth quarter 2006 earnings may be required.

“Continued advances in revenue and earnings for the firm are dependent on meeting the needs of our clients, as measured by investment returns and superior service, the achievement of which remains our primary focus,” concluded Mr. Sanders.

CONFERENCE CALL INFORMATION RELATING TO FOURTH QUARTER 2006 RESULTS
JANUARY 24, 2007 AT 5:00 P.M. (Eastern Standard Time)

AllianceBernstein’s management will review fourth quarter 2006 financial and operating results on Wednesday, January 24, 2007, during a conference call beginning at 5:00 p.m. (EST), following the release of its financial results after the close of the New York Stock Exchange. The conference call will be hosted by Lewis A. Sanders, Chairman and Chief Executive Officer, and Gerald M. Lieberman, President and Chief Operating Officer.

Parties may access the conference call by either telephone or webcast.

1.	To listen by telephone, please dial 888-694-4676 in the U.S. or 973-582-2737 outside the U.S., ten minutes before the 5:00 p.m. (EST) scheduled start time. The conference ID# is 8315265.
2.
To listen by webcast, please visit AllianceBernstein’s Investor Relations website at http://ir.alliancebernstein.com at least fifteen minutes prior to the call to download and install any necessary audio software.

The presentation slides that will be reviewed during the conference call are expected to be available on AllianceBernstein’s website at the above web address after the release of its results on January 24, 2007.

An audio replay of the conference call will be made available for one week beginning at 7:00 p.m. (EST) on January 24, 2007. In the U.S., please call (877) 519-4471 or, outside the U.S., call (973) 341-3080, and provide the conference ID# 8315265. The replay will also be available via webcast on AllianceBernstein’s website for one week.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. AllianceBernstein is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. Through its subsidiary, Sanford C. Bernstein & Co., LLC, AllianceBernstein provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

www.alliancebernstein.com	3 of 9

At December 31, 2006, AllianceBernstein Holding owned approximately 33.1% of the issued and outstanding AllianceBernstein Units. AXA Financial was the beneficial owner of approximately 59.9% of the AllianceBernstein Units at December 31, 2006 (including those held indirectly through its ownership of approximately 1.7% of the issued and outstanding Holding Units) which, including the general partnership interests in AllianceBernstein and Holding, represent an approximate 60.3% economic interest in AllianceBernstein. AXA Financial is a wholly-owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance we achieve for our clients, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates. We caution readers to carefully consider our forward-looking statements in light of these factors. Further, these forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect subsequent events or circumstances. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” in Item 1 of Form 10-K for the year ended December 31, 2005. Any or all of the forward-looking statements that we make in Form 10-K, this news release, or any other public statements we issue may turn out to be wrong. Of course, factors other than those listed in “Risk Factors” could also adversely affect our revenues, financial condition, results of operations, and business prospects.

The forward-looking statements referred to in the preceding paragraph include statements regarding an end to pressure on investment returns of growth equities relative to value equities, and our belief that our growth services are positioned to benefit from this changing condition. The actual performance of financial markets and other factors beyond our control will affect our investment success.

www.alliancebernstein.com	4 of 9

ALLIANCEBERNSTEIN L.P.
(THE OPERATING PARTNERSHIP)
SUMMARY CONSOLIDATED STATEMENTS OF INCOME
DECEMBER 31, 2006
(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Revenues:
Investment Advisory & Services Fees	$895,383	$667,773	$2,890,229	$2,259,392
Distribution Revenues	109,949	97,066	421,045	397,800
Institutional Research Services	88,769	87,103	375,075	352,757
Dividend and Interest Income	86,050	55,677	266,520	152,781
Investment Gains (Losses)	23,871	5,401	53,134	28,631
Other Revenues	32,923	29,088	132,237	117,227
Total Revenues	1,236,945	942,108	4,138,240	3,308,588
Less: Interest Expense	50,247	31,522	187,833	95,863
Net Revenues	1,186,698	910,586	3,950,407	3,212,725

Expenses:
Employee Compensation & Benefits	427,845	341,182	1,547,627	1,262,198
Promotion & Servicing:
Distribution Plan Payments	77,632	67,009	292,886	291,953
Amortization of Deferred Sales Commissions	28,721	28,836	100,370	131,979
Other	57,359	51,359	218,944	198,004
General & Administrative	140,975	109,451	527,296	384,339
Interest on Borrowings	2,905	6,249	23,124	25,109
Amortization of Intangible Assets	5,178	5,175	20,710	20,700
	740,615	609,261	2,730,957	2,314,282

Operating Income	446,083	301,325	1,219,450	898,443
Non-Operating Income	3,903	10,227	20,196	34,446

Income before Income Taxes	449,986	311,552	1,239,646	932,889

Income Taxes	28,557	21,666	76,568	64,571

NET INCOME	$421,429	$289,886	$1,163,078	$868,318

Operating income margin	37.6%	33.1%	30.9%	28.0%

www.alliancebernstein.com	5 of 9

ALLIANCEBERNSTEIN HOLDING L.P.
(THE PUBLICLY TRADED PARTNERSHIP)
SUMMARY STATEMENTS OF INCOME
(unaudited, in thousands except per unit amounts)

	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05

Equity in Earnings of Operating Partnership	$137,592	$92,143	$377,298	$275,054

Income Taxes	10,334	7,607	34,473	26,990

NET INCOME	127,258	84,536	342,825	248,064

Additional Equity in Earnings of Operating Partnership (1)	2,161	1,292	5,581	3,326

NET INCOME - Diluted (2)	$129,419	$85,828	$348,406	$251,390

DILUTED NET INCOME PER UNIT	$1.48	$1.02	$4.02	$3.02

DISTRIBUTION PER UNIT	$1.48	$1.02	$4.02	$3.00

(1)	To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.
(2)	For calculation of Diluted Net Income per Unit.

ALLIANCEBERNSTEIN AND ALLIANCEBERNSTEIN HOLDING
UNITS OUTSTANDING AND WEIGHTED AVERAGE UNITS OUTSTANDING
DECEMBER 31, 2006

		Weighted Average Units
		Three Months Ended		Twelve Months Ended
	Period End
	Units	Basic	Diluted	Basic	Diluted

AllianceBernstein	259,062,014	258,573,531	260,889,296	257,718,845	259,961,614

AllianceBernstein Holding	85,668,171	85,179,688	87,495,453	84,325,002	86,567,771

www.alliancebernstein.com	6 of 9

ALLIANCEBERNSTEIN L.P.
ASSETS UNDER MANAGEMENT
THREE MONTHS ENDED DECEMBER 31, 2006
($ millions)

	Institutional		Private
	Investments	Retail	Client	Total

Beginning of Period	$417,818	$153,906	$87,559	$659,283

Sales/New accounts	16,053	10,936	3,488	30,477
Redemptions/Terminations	(8,202)	(8,490)	(895)	(17,587)
Cash flow	(1,531)	307	(434)	(1,658)
Unreinvested dividends	(1)	(402)	(193)	(596)
Net inflows	6,319	2,351	1,966	10,636

Market appreciation	30,932	10,671	5,373	46,976

End of Period	$455,069	$166,928	$94,898	$716,895

ALLIANCEBERNSTEIN L.P.
ASSETS UNDER MANAGEMENT
TWELVE MONTHS ENDED DECEMBER 31, 2006
($ millions)

	Institutional		Private
	Investments	Retail	Client	Total

Beginning of Period	$358,545	$145,134	$74,873	$578,552

Sales/New accounts	53,800	44,313	14,436	112,549
Redemptions/Terminations	(18,166)	(31,030)	(2,910)	(52,106)
Cash flow	(8,397)	(10)	(2,718)	(11,125)
Unreinvested dividends	(1)	(1,075)	(443)	(1,519)
Net inflows	27,236	12,198	8,365	47,799

Acquisition (1)	321	92	-	413
Transfers (2)	7,918	(9,155)	1,237	-

Market appreciation	61,049	18,659	10,423	90,131

End of Period	$455,069	$166,928	$94,898	$716,895

(1)	Acquisition of Hong Kong joint venture interest.
(2)	Transfer of certain client accounts were made among distribution channels resulting from changes in how these accounts are serviced by the firm.

www.alliancebernstein.com	7 of 9

ALLIANCEBERNSTEIN L.P.
ASSETS UNDER MANAGEMENT
BY INVESTMENT SERVICE
AT DECEMBER 31, 2006
($ millions)

	Institutional Investments	Retail	Private Client	Total
Equity:
Growth
U.S.	$36,670	$28,587	$13,237	$78,494
Global & International	66,242	19,937	9,418	95,597
	102,912	48,524	22,655	174,091
Value
U.S.	55,562	35,749	27,703	119,014
Global & International	158,572	38,797	19,091	216,460
	214,134	74,546	46,794	335,474

Total Equity	317,046	123,070	69,449	509,565

Fixed Income:
U.S.	73,414	11,420	25,032	109,866
Global & International	39,166	27,614	328	67,108
	112,580	39,034	25,360	176,974

Index/Structured:
U.S.	19,942	4,824	80	24,846
Global & International	5,501	-	9	5,510
	25,443	4,824	89	30,356

Total:
U.S.	185,588	80,580	66,052	332,220
Global & International	269,481	86,348	28,846	384,675
	$455,069	$166,928	$94,898	$716,895

www.alliancebernstein.com	8 of 9

ALLIANCEBERNSTEIN L.P.
ASSETS UNDER MANAGEMENT
($ millions)

	Three Month Period		Twelve Month Period
	12/31/06	12/31/05	12/31/06	12/31/05

Ending Assets Under Management	$716,895	$578,552	$716,895	$578,552

Average Assets Under Management	$689,225	$563,024	$640,966	$541,159

ALLIANCEBERNSTEIN L.P.
ASSETS UNDER MANAGEMENT
BY CLIENT DOMICILE
AT DECEMBER 31, 2006
($ millions)

	Institutional Investments	Retail	Private Client	Total

U.S. Clients	$241,044	$126,674	$92,388	$460,106
Non-U.S. Clients	214,025	40,254	2,510	256,789
	$455,069	$166,928	$94,898	$716,895

www.alliancebernstein.com	9 of 9